                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                             (Amendment No._____)*

                   Under the Securities Exchange Act of 1934

                               Natus Medical, Inc
               ---------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
              ---------------------------------------------------
                         (Title of Class of Securities)

                                   639050 10 3
               ---------------------------------------------------
                                 (CUSIP Number)

                               February 14, 2002,
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 8 pages

CUSIP No.: 639050 10 3                                      Page 2 of 7 Pages

------------------------------------------------------------------------------
      Names of Reporting Persons.
 (1)  S.S or I.R.S. Identification Nos. of Above Persons

      Trinity Ventures, II, L.P.                77-0213227
------------------------------------------------------------------------------
      Check the Appropriate Box If a Member of a Group
 (2)                                                            (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC Use Only
 (3)
------------------------------------------------------------------------------
      Citizenship or Place of Organization
 (4)
      California, United States of America
------------------------------------------------------------------------------
                          Sole Voting Power
                     (5)
     Number of            1,029,597
      Shares       -----------------------------------------------------------
                          Shared Voting Power
   Beneficially      (6)
     Owned by             -0-
                   -----------------------------------------------------------
       Each               Sole Dispositive Power
                     (7)
    Reporting             1,029,597
      Person       -----------------------------------------------------------
                          Shared Dispositive Power
                     (8)
       With               -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned By Each Reporting Person
 (9)
      1,029,597
------------------------------------------------------------------------------
      Check If The Aggregate Amount In Row (11) Excludes Certain Shares*
(10)
                                                                    [_]
------------------------------------------------------------------------------
      Percent Of Class Represented By Amount In Row (11)
(11)
      6.49%
------------------------------------------------------------------------------
      Type Of Reporting Person
(12)
      PN
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 8 Pages

  CUSIP NO. 639050 10 3                                    Page 3 of 7 Pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Trinity Ventures III, L.P.    94-3113455
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California, United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            285,049
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             285,049
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      285,049
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      1.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 3 of 8 pages

  CUSIP NO. 639050 10 3                                    Page 3 of 7 Pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    SS or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Trinity Side-By-Side Fund I, L.P.       94-3125683
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California, United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            55,164
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             55,164
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      55,164
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11
      0.35%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      PN
------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 4 of 8 pages

Item 1.

(a)    Name of Issuer:               Natus Medical, Inc. ("Issuer")

(b)    Address of Issuer's Principal Executive Offices:

                1501 Industrial Road
                San Carlos, CA  94070



Item 2.

(a)    Name of Person Filing:
                Trinity Ventures on behalf of
                Trinity Ventures II, L.P. ("Trinity II"),
                Trinity Ventures III, L.P. ("Trinity III"), and
                Trinity Side-By-Side Fund I, L.P. ("Trinity SBS I")

(b)    Address of Principal Business Office:

                c/o Trinity Ventures
                3000 Sand Hill Road
                Building 4, Suite 160
                Menlo Park, CA  94025

(c)    Citizenship/Place of Organization:

                Trinity Ventures     -    California
                Trinity II           -    California
                Trinity III          -    California
                Trinity SBS I        -    California

(d)    Title of Class of Securities:      Common Stock

(e)    CUSIP Number:               639050 10 3



Item 3.

       Not applicable.

                                Page 5 of 8 pages

Item 4   Ownership.

--------------------------------------------------------------------------------------------------------
                                              Trinity II             Trinity III         Trinity SBS I
--------------------------------------------------------------------------------------------------------
(a)        Beneficial Ownership                1,029,597                285,049              55,164
--------------------------------------------------------------------------------------------------------
(b)        Percentage of Class                      6.49%                   1.8%               0.35%
--------------------------------------------------------------------------------------------------------
(c)(i)     Sole Voting Power                   1,029,597                285,049              55,164
--------------------------------------------------------------------------------------------------------
   (ii)    Shared Voting Power                        -0-                    -0-                 -0-
--------------------------------------------------------------------------------------------------------
   (iii)   Sole Dispositive Power              1,029,597                285,049              55,164
--------------------------------------------------------------------------------------------------------
   (iv)    Shared Dispositive Power                   -0-                    -0-                 -0-
--------------------------------------------------------------------------------------------------------


Item 5.        Ownership of Five Percent or Less of a Class


If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of class of securities, check the following: [_]



Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.



Item 8.        Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section
240.13d-1(b)(1)(ii)(H) of the Act.



Item 9.        Notice of Dissolution of Group

Not applicable.



EXHIBIT(S):

A:       Joint Filing Statement

                                Page 6 of 8 pages

Item 10. Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    January 29, 2002

Trinity Ventures II, L.P.

By:      Trinity TVL Partners, L.P.
         its General Partner


By:      /s/ Kathleen A. Murphy
         -----------------------------------
         Kathleen A. Murphy
         Managing Member

Trinity Ventures III, L.P.

By:      Trinity TVL Partners, L.P.
         its General Partner


By:      /s/ Kathleen A. Murphy
   -----------------------------------------
         Kathleen A. Murphy
         Managing Member

Trinity Side-By-Side Fund I, L.P.

By:      Trinity TVL Partners, L.P.
         its General Partner


By:      /s/ Kathleen A. Murphy
   -----------------------------------------
         Kathleen A. Murphy
         Managing Member

                               Page 7 of 8 pages

Exhibit A

         We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date:    January 29, 2002

Trinity Ventures II, L.P.

By:      Trinity TVL Partners, L.P.
         its General Partner


By:      /s/ Kathleen A. Murphy
   -----------------------------------------
         Kathleen A. Murphy
         Managing Member

Trinity Ventures III, L.P.

By:      Trinity TVL Partners, L.P.
         its General Partner


By:      /s/ Kathleen A. Murphy
   -----------------------------------------
         Kathleen A. Murphy
         Managing Member

Trinity Side-By-Side Fund I, L.P.

By:      Trinity TVL Partners, L.P.
         its General Partner


By:      /s/ Kathleen A. Murphy
   -----------------------------------------
         Kathleen A. Murphy
         Managing Member

                               Page 8 of 8 pages